Farmer Mac Appoints Eric T. McKissack
to Board of Directors

WASHINGTON, D.C., February 24, 2021 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, announced today that Eric T. McKissack of Chicago, Illinois has been appointed the newest member of the company’s board of directors. His appointment fills the seat of former board member W. David Hemingway after his unexpected passing in November 2020.

Mr. McKissack brings significant financial and investment expertise from his many years as a portfolio management executive. He is the founder and former CEO of Channing Capital Management, LLC, a Chicago-based institutional investment advisory firm. Mr. McKissack retired from the firm in December 2019 after 16 years and currently serves as CEO Emeritus. He was formerly vice chairman and co-chief investment officer of Ariel Capital Management (now known as Ariel Investments). Mr. McKissack is also an experienced board member of other financial institutions. Since 2011, he has served as chair of the board of FlexShares, a family of publicly-traded ETF funds managed by Northern Trust. Mr. McKissack also serves as an independent trustee on the board of Morgan Stanley Pathway Funds and holds the Chartered Financial Analyst® designation.

Commenting on the appointment, Board Chair LaJuana S. Wilcher said, “While we continue to mourn the loss of David, we know that Eric’s financial and business acumen will be a significant asset to the board and to the company. His deep investment experience and service on other boards make him an excellent complement to our board’s strong collective base of knowledge and diverse backgrounds, perspectives, and experiences. His knowledge about mission-driven investing dovetails perfectly with Farmer Mac’s critical mission of supporting agriculture and a strong and vital rural America. We welcome Eric to the board.”

“It is my honor and privilege to be able to serve on the board of an organization with such an important mission,” said Mr. McKissack. “I have a strong personal connection to agriculture as one of the grandchildren of a farming family in rural Alabama whose legacy is reflected in the land that remains in family hands. Farmer Mac is a critical part of the nation’s financial infrastructure, and I look forward to working collaboratively with the other board members to serve the company in its efforts to deliver the capital and commitment rural America deserves.”

Mr. McKissack joins four other board members elected each year by holders of Class A voting common stock (NYSE: AGM.A). Five other members are elected each year by holders of Class B Voting Common Stock (not listed on any exchange), and five are appointed by the president of the United States with the advice and consent of the United States Senate.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700

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